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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE


CONTACT:  David G. Latzke
          Vice President and Chief Financial Officer
          Fourth Shift Corporation
          (612) 851-1900
          dlatzke@fs.com


                          FOURTH SHIFT CORPORATION ADOPTS

                              SHAREHOLDER RIGHTS PLAN

MINNEAPOLIS, MN -- DECEMBER 17, 1998 -- Fourth Shift Corporation (NASDAQ: FSFT) announced today that its Board of Directors has adopted a new Shareholder Rights Plan. The rights issued under the plan will become exercisable by shareholders other than a potential acquiror only following an acquisition by the acquiror, without prior approval by the Company's Board of Directors, of 20% or more of the Common Stock, or the announcement of a tender offer for 20% or more of the Common Stock.

"Although the Company is not currently discussing any acquisition or merger proposal with any prospective buyer, the purpose of the plan is to encourage any prospective buyer to negotiate with the Company's Board before launching a hostile takeover. In this way, we believe we can best ensure that all shareholders receive equal treatment and a fair price in any business combination involving the Company," said Fourth Shift CEO M. M. Stuckey.

The new purchase rights will be distributed as a non-taxable dividend on December 28, 1998. The rights will trade with the Common Stock. There will be no rights certificates issued unless the rights become exercisable. The rights will expire on December 16, 2008.


ABOUT FOURTH SHIFT

Fourth Shift Corporation http://www.fs.com is a Minneapolis-based global application software company that develops software for manufacturing and distribution enterprises worldwide. The Company's software has been licensed by more than 3,300 customer sites in 60 countries including some of the fastest growing manufacturers and global enterprises from the Fortune 500. Fourth Shift maintains close strategic relationships with leading information technology vendors Micro Data Base Systems, Inc. (mdbs), Microsoft, and IBM. Fourth Shift is a Microsoft Solution Provider Partner. The Company's stock trades in the United States on the NASDAQ National Market under the symbol FSFT.

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            7900 International Drive, Minneapolis, MN 55425-1551, USA
                    Tel (612) 851-1500 - Fax (612) 851-1560
    Asia 86-22-2831-9852 - Europe +44(0)118 975 4000 - Mexico 52-5-631-3725
             Internet: http://www.fs.com - E-mail: info@fs.com
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